Exhibit 10.28

October 16, 2015

To: Lisa Mango

Dear Lisa:

Congratulations! We are thrilled to offer you a position as Assistant General Counsel at lLife HealthCare, Inc. (the company behind the One Medical brand). My colleagues and I are confident you will flourish here, and know you’ll help advance our shared mission of transforming healthcare.

This is a full time position, reporting to Beth Frensilli, General Counsel.

Your anticipated start date will be January 6th 2016. In this Position, you will receive an annualized gross base salary of $270,000, payable in accordance with our normal payroll policies. Note: This position is exempt from over-time pay

Subject to approval of the Company’s Board of Directors, you will be granted an option to purchase 75,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date the Board of Directors approves such option grant. The option will be subject to the terms and conditions applicable to options granted under the 2007 Stock Incentive Plan (“Plan”) as described in the Plan and the applicable stock option agreement. Your option shares will vest based upon your continued employment, and in accordance with the terms and conditions of the Plan and related documents, with 25% of the option shares vesting one year from your vesting commencement date and 1/48th of the option shares vesting monthly thereafter for a total vesting term of 4 years.

In addition, as a full time employee, you will be eligible for a benefits package that includes health, dental and vision coverage as well as a 401k plan, PTO and holidays. Information regarding these benefits will be provided to you separately by the HR team. Participation in these benefit plans and programs will be in accordance with the terms and conditions of those plans/programs, which are subject to change from time to time.

For the purposes of clarity, please note the additional important terms and conditions below.

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This offer and your continued employment is conditioned upon your accurate and truthful completion of our employment application, successful background and reference checks, satisfactory proof of your eligibility to legally work within the U.S. and your agreement to our standard form of Employee Confidential Information and Inventions Assignment Agreement (“CIIA”).

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In joining, you represent that you have no agreements or other obligations to prior employers or clients that may interfere or conflict with your ability to become employed by the Company or perform the services for which you are being hired.

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You understand that you must meet all of these conditions (including answering questions honestly and completely in the employment application process); otherwise, the Company has the right to revoke this offer of employment or to terminate its employment relationship with you.

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You acknowledge that your employment with us is for no specified period and constitutes “at will” employment, meaning either you or the Company can terminate your employment relationship at any time. Although the Company may change the terms and conditions of your employment from time to time (including, but not limited to, changes in your position, compensation and/or benefits), the at-will nature of the employment relationship will remain unchanged.

As you know, we are committed to hiring individuals like you who have the desire, creativity, and energy to develop great and innovative solutions for the people we serve, both internally and externally. Please join us in our mission by signing and dating below and send a scanned copy to smarwah@onemedical.com. Once signed, this offer letter), any equity agreements between you and the Company and the CIIA will constitute the complete agreement between you and the Company regarding your employment, and will supersede all prior agreements or understandings related to your employment. This offer shall remain in effect for five business days. We look forward to you joining our exceptional team!

Sincerely,

Beth Frensilli

Agreed to and accepted by:

/s/ Lisa A. Mango	10 -16 -15
Acceptance Signature	Date